Exhibit 99.1

News Announcement

FOR IMMEDIATE RELEASE

CONTACT:
Saul V. Reibstein	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/373-2400	212/835-8500 or penn@jcir.com

Eric Schippers
Sr. Vice President, Public Affairs
610/373-2400

PENN NATIONAL GAMING PROMOTES JAY SNOWDEN TO CHIEF OPERATING OFFICER

NAMES WILLIAM FAIR SR. VICE PRESIDENT, CHIEF DEVELOPMENT OFFICER

Wyomissing, PA, (January 9, 2014) — Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn” or the “Company”) announced today that Jay Snowden, who has served as Senior Vice President, Regional Operations since October 2011, has been named Senior Vice President, Chief Operating Officer, effective immediately.  The role of Chief Operating Officer was previously held by Timothy J. Wilmott, who was named Chief Executive Officer in November 2013 concurrent with the spin-off of Gaming and Leisure Properties, Inc. (“GLPI”) from the Company.  Penn also announced that effective January 6, William J. (“B. J.”) Fair was appointed Senior Vice President, Chief Development Officer, a position previously held by Steven Snyder who assumed the role of Senior Vice President, Corporate Development at GLPI at the time of the spin-off.  Mr. Snowden and Mr. Fair will report directly to Mr. Wilmott, and both appointments are subject to customary regulatory approvals.

Tim Wilmott commented on the appointments, “We are delighted to announce Jay’s promotion and the addition of B. J. to our team of proven operations, finance, marketing, project development and legal executives.  Since the spin-off, we have appointed experienced executives to senior management positions, including CFO, COO and Chief Development Officer, positioning us to optimize the results of our growing regional gaming portfolio and deliver excellent entertainment experiences to our patrons while pursuing opportunities to further expand the scale and diversity of our operations, and build value for shareholders.”

As Chief Operating Officer, Mr. Snowden will be responsible for the Company’s regional gaming operations, marketing, human resources and IT functions.  Mr. Snowden joined Penn National in 2011 following over 12 years at Caesars Entertainment in several regional and destination markets, including Nevada, California, Missouri, and New Jersey.  Immediately prior to joining Penn National, he served as Senior Vice President and General Manager of both Caesars Atlantic City and Harrah’s Resort Atlantic City.  Mr. Snowden began his career with Caesars in 1998 with a financial planning and analysis role prior to being named Slot Performance Manager at Harrah’s Las Vegas.  In 2000, he assisted in the design and development of Harrah’s Rincon in San Diego before becoming that property’s Vice President and Assistant General Manager upon opening.  In 2003, he became Vice President and Assistant General Manager of Harrah’s St. Louis and, soon thereafter, served as acting General Manager.  In 2005, he was appointed Senior Vice President and General Manager of Showboat Atlantic City, where he oversaw construction of a $65 million expansion project, and was given additional responsibility as Senior Vice President and General Manager at Harrah’s Resort Atlantic City in 2008.

Mr. Snowden earned a Bachelor of Arts in Government from Harvard University in Cambridge, Massachusetts and an Executive Masters in Business Administration from Washington University in St. Louis, Missouri.

B. J. Fair brings 30 years of real estate and resort operation experience to the role of Senior Vice President, Chief Development Officer including senior management positions at leading consumer entertainment entities with large scale development projects including American Skiing Company, Universal Studios and Disney Development Company.  At Penn National, Mr. Fair will be responsible for corporate growth and development initiatives as well as project development including design and construction.

Mr. Fair previously served as President and Chief Executive Officer of American Skiing Company where he had oversight of ten ski mountain resorts (Steamboat, The Canyons, Heavenly, Killington, Pico, Mount Snow, Sunday River, Sugarloaf, Sugarbush and Attitash) which included ski operations, nine hotels, condominium operations, food and beverage operations, retail and rental operations, real estate brokerage and development.  Mr. Fair orchestrated the financial turn-around of the company which culminated in the successful sale of all of the resorts.  Prior to American Skiing, Mr. Fair was President and Director of Universal Studios Port Aventura in Tarragona, Spain.  In this role Mr. Fair was responsible for establishing the strategic direction, business planning and master planning to grow the regional theme park and surrounding 2,000 acres into an international resort destination, including the planning and development of two 500 room on-property resort hotels.  Mr. Fair joined Universal in 1996 as Senior Vice President, Business Planning in the Universal Creative Division which was responsible for the design and construction of the Universal Studios theme parks where he led the design and preconstruction team on the Universal Studios Osaka project.  From 1992 to 1996 Mr. Fair was with the Disney Development Company as the Director of Finance and Business Planning focusing on the development and economic feasibility of the $1.4 billion Disneyland Resort Project.  Mr. Fair began his career in master planned community development holding senior positions in the development of the Monarch Beach community in Southern California.  Mr. Fair has previously served on the Board of Directors of numerous companies including American Skiing and Squaw Valley Ski Corp.

Mr. Fair earned a Bachelor of Arts with a double major in Economics and Political Science from Claremont Mens College (now Claremont McKenna College) in Claremont, California and a Masters in Business Administration from The Wharton School, University of Pennsylvania.

About Penn National Gaming

Penn National Gaming, through its subsidiaries, owns, operates or has ownership interests in gaming and racing facilities with a focus on slot machine entertainment. The Company presently operates twenty-six facilities in seventeen jurisdictions, including Florida, Illinois, Indiana, Iowa, Kansas, Maine, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario. In aggregate, Penn’s operated facilities feature approximately 31,000 gaming machines, 800 table games and 2,900 hotel rooms.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “should” or “anticipates” or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Such forward looking statements are inherently subject to risks, uncertainties and assumptions about Penn and its subsidiaries, and accordingly, any forward looking statements are qualified in their entirety by reference to the factors described in Penn’s Annual Report on Form 10-K for the year ended December 31, 2012, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the Securities and Exchange Commission (the “SEC”). All subsequent written and oral forward looking statements attributable to Penn or persons acting on Penn’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. Penn undertakes no obligation to publicly update or revise any forward looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward looking events discussed in this press release may not occur.

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